Exhibit 8.1
[FORM OF TAX OPINION]
December __, 2008
Board of Directors
Independent Bank Corp.
28 Union Street
Rockland, MA 02370
Gentlemen/Ladies:
     This opinion is being delivered to you in connection with the proposed merger of Independent Acquisition Subsidiary, Inc., a Massachusetts corporation (“Merger Sub”) and a wholly owned subsidiary of Independent Bank Corp., a Massachusetts corporation (“Buyer”), with and into Benjamin Franklin Bancorp, Inc., a Massachusetts corporation (“Company”), with Company surviving the merger (the “Merger”), pursuant to the Amended and Restated Agreement and Plan of Merger, and the exhibits thereto, by and among Buyer, Merger Sub, Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Buyer, Company and Benjamin Franklin Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of the Company, dated as of December 4, 2008 (the “Agreement”).1
     In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”) including the Proxy Statement/Prospectus of Buyer; (3) factual representations and certifications made to us by Buyer and the Company (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of Buyer, Merger Sub and the Company or to the consummation of the Mergers and the transactions contemplated thereby as we have deemed necessary or appropriate.
The Proposed Transaction
     Based solely upon our review of the documents set forth above, and upon such information as Parent has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

[1] Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Agreement. All section references are to the Internal Revenue Code of 1986, as amended (the “Code”), unless otherwise indicated.

Independent Bank Corp.
December __, 2008

     For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation, Merger Sub merge with and into Company. Merger Sub’s separate corporate existence will cease and Company will be the surviving corporation. As the Surviving Corporation, Company will succeed to all of the assets and liabilities of Merger Sub under the General Laws of Massachusetts.
     By virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will become and be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive 0.59 shares of Buyer Common Stock. Fractional shares of Buyer Common Stock will not be issued in the Merger. Rather, each holder of Company Common Stock who would otherwise have been entitled to receive a fractional share will receive a cash payment in lieu thereof equal to the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the last sale prices of Buyer Common Stock, as reported on The Nasdaq Global Select Market for the twenty-five (25) Nasdaq trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent. The Company believes that, under Massachusetts General Law, holders of Company Common Stock may be entitled to dissent to the Merger and assert appraisal rights.
Assumptions and Representations
     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:
     1.     All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
     2.     The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.
     3.     All representations, warranties, and statements made or agreed to by Buyer, Merger Sub, and Company, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Agreement, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

Independent Bank Corp.
December __, 2008

     4.      The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); Buyer and Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.
     5.     In rendering this opinion, we have assumed that Foley Hoag, LLP, in its capacity as counsel to Company, has delivered to Company, and has not withdrawn, an opinion that is substantially similar to this one.
Opinion — U.S. Federal Income Tax Consequences
     Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent that it purports to describe provisions of federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.
     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:
     1.     This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Buyer nor Company has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.
     2.     This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences

Independent Bank Corp.
December __, 2008

of the Merger (including the opinion set forth above) as applied to specific shareholders of Company that may be relevant to particular classes of Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.
     3.     Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement are not consummated in accordance with the terms of the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours, HOGAN & HARTSON L.L.P.